Exhibit 10(k)

NORTHROP GRUMMAN

ERISA SUPPLEMENTAL PLAN

(Amended and Restated Effective as of October 1, 2004)

TABLE OF CONTENTS

Article I	Definitions	2
1.01	Affiliated Companies	2
1.02	CIC Plans	2
1.03	Code	2
1.04	Company	2
1.05	Participant	2
1.06	Plan	2
1.07	Pension Plan Benefits	2
1.08	Pension Plan	2
1.09	Termination of Employment	3

Article II	Eligibility for and Amount of Benefits	4
2.01	Purpose	4
2.02	Eligibility	4
2.03	Amount of Benefit	4
2.04	Preretirement Surviving Spouse Benefit	4
2.05	Forms and Times of Benefit Payments	5
2.06	Beneficiaries and Spouses	5
2.07	Plan Termination	5
2.08	Pension Plan Benefits	6

Article III	Lump Sum Election	7
3.01	In General	7
3.02	Retirees Election	7
3.03	Retirees Lump Sum	8
3.04	Actives Election	9
3.05	Actives Lump Sum – Retirement Eligible	10
3.06	Actives Lump Sum – Not Retirement Eligible	11
3.07	Lump Sums with CIC Severance Plan Election	11
3.08	Calculation of Lump Sum	11
3.09	Spousal Consent	12

Article IV	Miscellaneous	13
4.01	Amendment and Plan Termination	13
4.02	Not an Employment Agreement	14
4.03	Assignment of Benefits	14
4.04	Nonduplication of Benefits	14
4.05	Funding	15
4.06	Construction	15
4.07	Governing Law	15
4.08	Actions By Company	15
4.09	Plan Representatives	15
4.10	Number	15
4.11	2001 Reorganization	15

i

INTRODUCTION

The Northrop Grumman ERISA Supplemental Plan (the “Plan”), formerly known as the Northrop Corporation ERISA Supplemental Plan 1, is hereby amended and restated effective as of October 1, 2004. This restatement is intended solely to incorporate into the Plan document previously adopted amendments to the Plan and is not intended to make substantive changes to the Plan.

The Plan was last restated effective December 1, 1993. Since that time, the Plan has been amended as follows:

(a)	in December 1999 to (1) provide a lump-sum payment option for participants electing a lump-sum payment under the CIC Plans, (2) address the repeal of section 415(e) of the Code, (3) modify lump-sum interest rate assumptions, (4) update the Plan for new entities and qualified plans in the controlled group, and (5) provide a mechanism for recoupment of overpayments;

(b)	in July 2000 to exclude from the Plan any amounts attributable to the “2000 Ad Hoc Increase for Retirees” Appendix of certain Company tax-qualified plans;

(c)	in April 2001 to address the acquisition of Litton Industries, Inc. and the associated corporate reorganization;

(d)	in September 2001 to include as participants in the Plan certain individuals who became employees of the Northrop Grumman controlled group in connection with the acquisition of certain assets of Aerojet-General Corporation; and

(e)	in December 2003 to exclude any individual who is a participant in the Charles H. Noski Executive Retirement Plan.

ARTICLE I

Definitions

For purposes of the Plan, the following terms, when capitalized, will have the following meanings:

1.01	Affiliated Companies. The Company and any other entity related to the Company under the rules of section 414 of the Code. The Affiliated Companies include Northrop Grumman Corporation and its 80%-owned subsidiaries and may include other entities as well.

1.02	CIC Plans. Northrop Grumman Corporation Change-In-Control Severance Plan (effective August 1, 1996, as amended) or the Northrop Grumman Corporation March 2000 Change-In-Control Severance Plan.

1.03	Code. The Internal Revenue Code of 1986, as amended.

1.04	Company. The Company as designated in the Pension Plans.

1.05	Participant. Any employee who (a) is eligible for benefits under one or both Pension Plans, (b) meets the eligibility requirements of Section 2.02 of this Plan and (c) and has not received full payment under the Plan.

1.06	Plan. The Northrop Grumman ERISA Supplemental Plan, formerly known as the Northrop Corporation ERISA Supplemental Plan 1.

1.07	Pension Plan Benefits. This term is defined in Section 2.08 of this Plan.

1.08	Pension Plan and Pension Plans. Any of the following:

(a)	The Northrop Grumman Retirement Plan

(b)	The Northrop Grumman Retirement Plan—Rolling Meadows Site

(c)	The Northrop Grumman Retirement Value Plan (effective as of January 1, 2000)

(d)	The Northrop Grumman Electronics Systems – Space Division Salaried Employees’ Pension Plan (effective as of the Aerojet Closing Date)

(e)	The Northrop Grumman Electronics Systems – Space Division Union Employees’ Pension Plan (effective as of the Aerojet Closing Date)

“Aerojet Closing Date” means the Closing Date specified in the April 19, 2001 Asset Purchase Agreement by and Between Aerojet-General Corporation and Northrop Grumman Systems Corporation.

1.09	Termination of Employment. Complete termination of employment with the Affiliated Companies.

(a)	If a Participant leaves one Affiliated Company to go to work for another, he or she will not have a Termination of Employment.

(b)	A Participant will have a Termination of Employment if he or she leaves the Affiliated Companies because the affiliate he or she works for ceases to be an Affiliated Company because it is sold or spunoff.

ARTICLE II

Eligibility for and Amount of Benefits

2.01	Purpose. The purpose of this Plan is simply to restore to employees of the Company the benefits they lose under the Pension Plans as a result of the benefit limits in Code section 415, as amended, or any successor section (“section 415”), as the benefit limits are described in the applicable Pension Plan.

2.02	Eligibility. Each Participant is eligible to receive a benefit under this Plan if:

(a)	he or she has vested in benefits under one or both Pension Plans;

(b)	he or she has vested benefits reduced because of the application of section 415;

(c)	he or she is not eligible to receive a benefit under the Northrop Corporation Supplemental Retirement Income Program for Senior Executives or any other plan or program which bars an employee from participation in this Plan; and

(d)	he or she is not a “Participant” in the Charles H. Noski Executive Retirement Plan as that term is defined under that plan.

2.03	Amount of Benefit. The benefit payable from the Company under this Plan to a Participant will equal the retirement benefit, if any, which would have been payable to the Participant under the terms of a Pension Plan but for the restrictions of section 415 (as described in the applicable Pension Plan).

The benefit payable under this Plan will be reduced by the amount of Pension Plan Benefits attributable to the applicable Pension Plan.

Benefits under this Plan will only be paid to supplement benefit payments actually made from a Pension Plan. If benefits are not payable under a Pension Plan because the Participant has failed to vest or for any other reason, no payments will be made under this Plan with respect to such Pension Plan.

In no event, however, (1) will this Plan pay any amount of a Participant’s retirement benefit, if any, attributable to the “2000 Ad Hoc Increase for Retirees” Appendix added to certain of the Company’s tax-qualified plans pursuant to the Board of Directors resolution adopted May 17, 2000, or (2) will a Participant be entitled to a benefit (or an increased benefit) from or as a result of participation in this Plan under the Board of Directors resolution adopted May 17, 2000.

2.04	Preretirement Surviving Spouse Benefit. Preretirement surviving spouse benefits will be payable under this Plan on behalf of a Participant if such Participant’s surviving spouse is eligible for preretirement surviving spouse benefits payable from a Pension Plan. The benefit payable will be the amount which would have been payable under the Pension Plan but for the restrictions of section 415 (as described in the applicable Pension Plan).

The benefit payable under this Plan will be reduced by the amount of Pension Plan Benefits attributable to the applicable Pension Plan.

No benefit will be payable under this Plan with respect to a spouse after the death of that spouse.

2.05	Forms and Times of Benefit Payments. The Company will determine the form and timing of benefit payments in its sole discretion. However, for payments made to supplement those of a particular Pension Plan, the Company will only select among the options available under that Pension Plan, and using the same actuarial adjustments used in that Pension Plan except in cases of lump sums.

Whenever the present value of the amount payable under the Plan does not exceed $10,000, it will be paid in the form of a single lump sum as of the first of the month following Termination of Employment. The lump sum will be calculated using the factors and methodology described in Section 3.08 below.

No payments will commence under this Plan until a Participant has a Termination of Employment, even in cases where benefits have commenced under a Pension Plan for Participants over age 70-1/2.

2.06	Beneficiaries and Spouses. If the Company selects a form of payment which includes a survivor benefit, the Participant may make a beneficiary designation, which may be changed at any time prior to commencement of benefits. A beneficiary designation must be in writing and will be effective only when received by the Company.

If a Participant is married on the date his or her benefits are scheduled to commence, his or her beneficiary will be his or her spouse unless some other beneficiary is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before benefits commence and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.

The Participant’s spouse will be the spouse as determined under the underlying Pension Plan.

2.07	Plan Termination. No further benefits may be earned under this Plan with respect to a particular Pension Plan after the termination of such Pension Plan.

2.08	Pension Plan Benefits. The term “Pension Plan Benefits” generally means the benefits actually payable to a Participant, spouse, beneficiary or contingent annuitant under a Pension Plan. However, this Plan is only intended to remedy pension reductions caused by the operation of section 415 and not reductions caused for any other reason. In those instances where pension benefits are reduced for some other reason, the term “Pension Plan Benefits” shall be deemed to mean the benefits that would have been actually payable but for such other reason.

Examples of such other reasons include, but are not limited to, the following:

(a)	A reduction in pension benefits as a result of a distress termination (as described in ERISA § 4041(c) or any comparable successor provision of law) of a Pension Plan. In such a case, the Pension Plan Benefits will be deemed to refer to the payments that would have been made from the Pension Plan had it terminated on a fully funded basis as a standard termination (as described in ERISA § 4041(b) or any comparable successor provision of law).

(b)	A reduction of accrued benefits as permitted under Code section 412(c)(8), as amended, or any comparable successor provision of law.

(c)	A reduction of pension benefits as a result of payment of all or a portion of a Participant’s benefits to a third party on behalf of or with respect to a Participant.

ARTICLE III

Lump Sum Election

3.01	In General. This Article sets forth the rules under which Participants may elect to receive their benefits in a lump sum. Except as provided in Section 3.08, this Article does not apply to active employees (as defined in Section 3.04) in cases where benefits do not exceed $10,000 and so are automatically payable in lump sum form under Section 2.05.

3.02	Retirees Election. Participants and Participants’ beneficiaries already receiving monthly benefits under the Plan at its inception will be given a one-time opportunity to elect a lump sum payout of future benefit payments.

(a)	The election must be made within a 60-day period determined by the Company. Within its discretion, the Company may delay the commencement of the 60-day period in instances where the Company is unable to timely communicate with a particular payee.

(b)	The determination as to whether a payee is already receiving monthly benefits will be made at the beginning of the 60-day period.

(c)	An election to take a lump sum must be accompanied by a waiver of the existing retiree medical benefits by those Participants (and their covered spouses or surviving spouses) entitled either to have such benefits entirely paid for by the Company or to receive such benefits as a result of their classification as an employee under Executive Class Code II.

Following the waiver, waiving Participants (and covered spouses or surviving spouses) will be entitled to the coverage offered to employees who are eligible for Senior Executive Retirement Insurance Benefits in effect as of July 1, 1993.

(d)	If the person receiving payments as of the beginning of the 60-day period dies prior to making a lump sum election, his or her beneficiary, if any, may not make the lump sum election.

(e)	Elections to receive a lump sum (and waivers under (c)) must be made in writing and must include spousal consent if the payee (whether the Participant or beneficiary) is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

(f)	An election (with spousal consent, where required) to receive the lump sum made at any time during the 60-day period will be irrevocable. If no proper election has been made by the end of the 60-day period, payments will continue unchanged in the monthly form that had previously been applicable.

3.03	Retirees Lump Sum. If a retired Participant or beneficiary makes a valid election under Section 3.02 within the 60-day period, monthly payments will continue in the previously applicable form for 12 months (assuming the payees live that long).

(a)	As of the first of the 13th month, the present value of the remaining benefit payments will be paid in a single lump sum to the Participant, if alive, or, if not, to the beneficiary under the previously applicable form of payment.

(b)	No lump sum payment will be made if:

(1)	The Participant is receiving monthly benefit payments in a form that does not provide for survivor benefits and the Participant dies before the time the lump sum payment is due.

(2)	The Participant is receiving monthly benefit payments in a form that does provide for survivor benefits but the Participant and the beneficiary die before the time the lump sum payment is due.

(c)	The following rules apply where payment is being made in the form of a 10-year certain and continuous life annuity option:

(1)	If the Participant is deceased at the commencement of the 60-day election period, the surviving beneficiary may not make the election if there are less than 13 months left in the 10-year certain period.

(2)	If the Participant elects the lump sum and dies prior to the first of the 13th month:

(A)	if the 10-year certain period has already ended, all monthly payments will cease at the Participant’s death and no lump sum payment will be made;

(B)	if the 10-year certain period ends after the Participant’s death and before the beginning of the 13th month, monthly payments will end at the end of the 10-year certain period and no lump sum payment will be made; and

(C)	if the 10-year certain period ends after the beginning of the 13th month, monthly payments will continue through the 12th month, and a lump sum payment will be made as of the first of the 13th month, equal to the present value of the remaining benefit payments.

3.04	Actives Election. Active Participants may elect to have their benefits paid in the form of a single lump sum under this Section.

(a)	A Participant is considered to be “Active” under this Section if he or she is still employed by the Affiliated Companies on or after the beginning of the initial 60-day period referred to in Section 3.02.

(b)	An election to take a lump sum may be made at any time during the 60-day period prior to Termination of Employment and covers both—

(1)	Benefits payable to the Participant during his or her lifetime, and

(2)	Survivor benefits (if any) payable to the Participant’s beneficiary, including preretirement death benefits (if any) payable to the Participant’s spouse.

(c)	An election does not become effective until the earlier of

(1)	the Participant’s Termination of Employment, or

(2)	the Participant’s death.

Before the election becomes effective, it may be revoked.

If a Participant does not have a Termination of Employment within 60 days after making an election, the election will never take effect.

(d)	An election may only be made once. If it fails to become effective after 60 days or is revoked before becoming effective, it cannot be made again at a later time.

(e)	After a Participant has a Termination of Employment, no election can be made.

(f)	If a Participant dies before making a lump sum election, his or her spouse may not make a lump sum election with respect to any benefits which may be due the spouse.

(g)	Elections to receive a lump sum must be made in writing and must include spousal consent if the Participant is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

3.05	Actives Lump Sum – Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.04 has a Termination of Employment after he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.

(a)	Monthly benefit payments will be made for up to 12 months, commencing the first of the month following Termination of Employment. Payments will be made:

(1)	in the case of a Participant who is not married on the date benefits are scheduled to commence, based on a straight life annuity for the Participant’s life and ceasing upon the Participant’s death should he or she die before the 12 months elapse, or

(2)	in the case of a Participant who is married on the date benefits are scheduled to commence, based on a joint and survivor annuity form —

(A)	with the survivor benefit equal to 50% of the Participant’s benefit;

(B)	with the Participant’s spouse as the survivor annuitant;

(C)	determined by using the contingent annuitant option factors used to convert straight life annuities to 50% joint and survivor annuities under the Northrop Retirement Plan; and

(D)	with all payments ceasing upon the death of both the Participant and his or her spouse should they die before the 12 months elapse.

(b)	As of the first of the 13th month, the present value of the remaining benefit payments will be paid in a single lump sum. Payment of the lump sum will be made to the Participant if he or she is still alive, or, if not, to his or her surviving spouse, if any.

(c)	No lump sum payment will be made if:

(1)	The Participant is receiving monthly benefit payments in the form of a straight life annuity and the Participant dies before the time the lump sum payment is due.

(2)	The Participant is receiving monthly benefit payments in a joint and survivor annuity form and the Participant and his or her spouse both die before the time the lump sum payment is due.

(d)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

3.06	Actives Lump Sum – Not Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.04, has a Termination of Employment before he or she is entitled to commence benefits under the Pension Plans, payments will be made in accordance with this Section.

(a)	No monthly benefit payments will be made.

(b)	Following Termination of Employment, a single lump sum payment of the benefit will be made on the first of the month following 12 months after the date of the Participant’s Termination of Employment.

(c)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but prior to commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

(d)	No lump sum payment will be made if the Participant is unmarried at the time of death and dies before the time the lump sum payment is due.

3.07	Lump Sums with CIC Severance Plan Election. A Participant who elects lump sum payments of all his or her nonqualified benefits under the CIC Plans is entitled to have his or her benefits paid as a lump sum calculated under the terms of the applicable CIC Plan. Otherwise, benefit payments are governed by the general provisions of this Article, which provide different rules for calculating the amount of lump sum payments.

3.08	Calculation of Lump Sum. The factors to be used in calculating the lump sum are as follows:

Interest: Whichever of the following two rates that produces the smaller lump sum:

(1)	the discount rate used by the Company for purposes of Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board as disclosed in the Company’s annual report to shareholders for the year end immediately preceding the date of distribution, or

(2)	the applicable interest rate under section 417(e)(3) of the Code that would be used to calculate a lump sum value for the benefit under the Pension Plans.

Mortality: the applicable mortality table under section 417(e)(3) of the Code, which would be used to calculate a lump sum value for the benefit under the Northrop Grumman Retirement Plan.

Increase in Section 415 Limit: 4% per year.

Age: Age rounded to the nearest month on the date the lump sum is payable.

Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after the date the lump sum is payable.

The annuity to be converted to a lump sum will be the remaining annuity currently payable to the Participant or his or her beneficiary at the time the lump sum is due.

For example, assume a Participant is receiving benefit payments in the form of a 50% joint and survivor annuity.

If the Participant and the survivor annuitant are both still alive at the time the lump sum payment is due, the present value calculation will be based on the remaining benefits that would be paid to both the Participant and the survivor in the annuity form.

If only the survivor is alive, the calculation will be based solely on the remaining 50% survivor benefits that would be paid to the survivor.

If only the Participant is alive, the calculation will be based solely on the remaining benefits that would be paid to the Participant.

In the case of a Participant who dies prior to commencement of benefits under this Plan so that only a preretirement surviving spouse benefit (if any) is payable, the lump sum will be based solely on the value of the preretirement surviving spouse benefit.

In the case of a lump-sum under Section 3.07 (related to lump sums with a CIC Severance Plan election), the lump-sum amount will be calculated as described in that section and the rules of this Section 3.08 are not used.

3.09	Spousal Consent. Spousal consent, as required for elections as described above, need not be obtained if the Company determines that there is no spouse or the spouse cannot be located.

ARTICLE IV

Miscellaneous

4.01	Amendment and Plan Termination. The Company may, in its sole discretion, by written resolution adopted by the Board of Directors or its delegate, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part.

(a)	Except as provided in (f) and Section 4.05, no amendment, suspension or termination of the Plan may, without the consent of a Participant, affect the Participant’s right or the right of the surviving spouse to receive benefits in accordance with this Plan as in effect on the date the employee becomes a Participant.

(b)	The Participant’s rights to benefits following any amendment which are preserved by (a) will be determined as if he or she had a Termination of Employment immediately prior to the adoption of the amendment (or its effective date, if later). The determination in the preceding sentence will be based on the relevant factors at that time, such as the Participant’s compensation history, service credits and Code limitations on benefits.

(c)	However, the determination in (b) will be adjusted to take into account any post-amendment increases in benefits provided by the Pension Plans. To the extent any amendment to the Pension Plans increases Pension Plan Benefits in plan years for which a Participant already has received his or her benefits under the Plan, the Plan may offset the Participant’s future benefits or take other reasonable steps solely to correct any duplicative payment of benefits.

Example 1: Assume an amendment eliminates all future benefits under the Plan. Assume that as of the date of the amendment, a Participant’s level of benefits under the Plan is $150/month less a Pension Plan benefit of $100/month, leaving the Participant a net benefit of $50. Under paragraph (b), the Participant’s right to that $50 would be preserved.

Example 2: Same as Example 1, but assume that later the Participant’s Pension Plan benefit increases to $120/month. Under the provisions of this paragraph (c), for future months, the Participant would only be entitled to $30 under this Plan.

Example 3: Same as Example 2, but assume that the Participant’s Pension Plan benefit increases to $120/month in a plan year for which the Participant already received his benefit of $50/month from the Plan. Under the provisions of this paragraph (c), the Participant would have received the same benefits of $20/month (or its actuarial equivalent) under the Pension Plans and under this Plan. To correct this, the Plan could either obtain reimbursement from the tax-qualified plan of the amounts previously paid under this Plan but which are now an obligation of the tax-qualified plan or temporarily decrease the Participant’s benefits in future months by $20 until the full amount of excess benefits is offset.

(d)	In addition, the determination in (b) will also be adjusted to take into account post-amendment decreases in a Participant’s compensation.

(e)	The rights of surviving spouses claiming benefits under the Plan with respect to a Participant will be preserved and limited in the same fashion as a Participant’s benefits.

(f)	The Company may, in its sole discretion, by written resolution adopted by the Board of Directors or its delegate, amend or eliminate any of the provisions of the Plan with respect to lump sum distributions at any time, including the calculation factors of Section 3.08. This applies whether or not a Participant has already made a lump sum election.

(g)	The Company may, in its sole discretion, seek reimbursement from the Pension Plans to the extent this Plan pays Pension Plan Benefits to which Participants were entitled to or became entitled to under the Pension Plans.

4.02	Not an Employment Agreement. Nothing contained in this Plan gives any Participant the right to be retained in the service of the Company, nor does it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

4.03	Assignment of Benefits. A Participant, surviving spouse or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of their creditors or to legal process.

4.04	Nonduplication of Benefits. This Section applies if, despite Section 4.03, with respect to any Participant (or his or her beneficiaries), the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any amounts due the Participant (or his or her beneficiaries) under this Plan will be reduced by the actuarial value of the payments required to be made to such other person or entity.

Actuarial value will be determined using the factors and methodology described in Section 3.08 above (in the case of lump sums) and using the actuarial assumptions in the underlying Pension Plan in all other cases.

In dividing a Participant’s benefit between the Participant and another person or entity, consistent actuarial assumptions and methodologies will be used so that there is no increased actuarial cost to the Company.

4.05	Funding. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company may, but need not, fund benefits under the Plan through a trust. If it does so, any trust created by the Company and any assets held by the trust to assist it in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Internal Revenue Service Revenue Procedure 92-64, but only to the extent required by Internal Revenue Service Revenue Procedure 92-65. It is the intention of the Company and Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

Any funding of benefits under this Plan will be in the Company’s sole discretion. The Company may set and amend the terms under which it will fund and may cease to fund at any time.

To the extent the Company gives Participants and beneficiaries enforceable rights to funding, those rights must be determined under the terms of other documents. No such rights exist under this Plan document and the restrictions on amendments in this Plan document will in no case apply to restrict the Company’s right to cease or alter the terms of any funding.

4.06	Construction. The Company shall have full discretionary authority to determine eligibility and to construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies or omissions.

4.07	Governing Law. This Plan shall be governed by the law of the State of California, except to the extent superseded by federal law.

4.08	Actions By Company. Any powers exercisable by the Company under the Plan shall be utilized by written resolution adopted by the Board of Directors or its delegate. The Board may by written resolution delegate any of the Company’s powers under the Plan and any such delegations may provide for subdelegations, also by written resolution.

4.09	Plan Representatives. Those authorized to act as Plan representatives will be designated in writing by the Board of Directors or its delegate.

4.10	Number. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.

4.11	2001 Reorganization. Effective as of the 2001 Reorganization Date in (d), the corporate structure of Northrop Grumman Corporation and its affiliates was modified. Effective as of the Litton Acquisition Date in (e), Litton Industries, Inc. was acquired and became a subsidiary of the Northrop Grumman Corporation (the “Litton Acquisition”).

(a)	The former Northrop Grumman Corporation was renamed Northrop Grumman Systems Corporation. It became a wholly-owned subsidiary of the new parent of the reorganized controlled group.

(b)	The new parent corporation resulting from the restructuring is called Northrop Grumman Corporation. All references in this Plan to the former Northrop Grumman Corporation and its Board of Directors now refer to the new parent corporation bearing the same name and its Board of Directors.

(c)	As of the 2001 Reorganization Date, the new Northrop Grumman Corporation became the sponsor of this Plan, and its Board of Directors assumed authority over this Plan.

(d)	2001 Reorganization Date. The date as of which the corporate restructuring described in (a) and (b) occurred.

(e)	Litton Acquisition Date. The date as of which the conditions for the completion of the Litton Acquisition were satisfied in accordance with the “Amended and Restated Agreement and Plan of Merger Among Northrop Grumman Corporation, Litton Industries, Inc., NNG, Inc., and LII Acquisition Corp.

* * *

IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 22 day of February, 2005.

NORTHROP GRUMMAN CORPORATION

By:	/s/ J. Michael Hateley
J. Michael Hateley
Corporate Vice President and Chief Human
Resources and Administrative Officer